Exhibit 10.4

EXECUTION COPY

Management Services Agreement

Dated 23 November 2010

Privia Enterprises Limited,

Fleetmatics Group Limited

and

the Persons Listed in Schedule 1

Table of Contents

1	Definitions and Interpretation	3
2	The Services	5
3	Term and Termination	5
4	Standard of Service	6
5	Fees	6
6	The Company’s Obligations	9
7	Non-compete and Non-solicitation	9
8	Confidentiality	10
9	Consequences of Termination	11
10	Ownership of Confidential Information	11
11	Severability	11
12	Binding on Successors	12
13	Assignment	12
14	Variation	12
15	Whole Agreement	12
16	No Partnership	12
17	Waiver, Release and Remedies	12
18	Notices	13
19	Governing Law and Jurisdiction	13
20	Counterparts	13
21	Costs	13
Schedule 1		17
Schedule 2		18

This Agreement is made the 23rd day of November 2010 (the “Effective Date”).

Between:

(1)	Privia Enterprises Limited a company incorporated in Ireland with company no. 484532 having its registered office at Oyster Point, Temple Road, Blackrock, Co. Dublin, Ireland (the “Consultant” which expression shall include its successors and permitted assigns);

(2)	Fleetmatics Group Limited a company incorporated in Ireland with company no. 392886 having its registered office at Oyster Point, Temple Road, Blackrock, Co. Dublin, Ireland (the “Company” which expression shall include its successors and permitted assigns); and

(3)	The persons listed in Schedule 1 (the “Covenantors”).

Whereas:

(A)	The Covenantors have certain skills, experience and expertise relevant to the business of the Group, and, notwithstanding that the Covenantors no longer have a right to serve on the Board, the Group would like to have access to such skills, experience and expertise for the purposes of implementing the Group’s Business strategy.

(B)	The Consultant is willing to provide the services of the Covenantors to the Group on the terms and conditions of this Agreement.

(C)	The Covenantors have been joined to this agreement for the purposes of providing certain covenants as set forth herein.

Now it is hereby agreed as follows:

1	Definitions and Interpretation

1.1	In this Agreement and in the Schedules to this Agreement the following words and expressions shall, unless the context otherwise requires, have the following meanings:

“2012 Fee”	means an amount of US$3,000,000 (three million US dollars);

“2012 Installations”	means the Annual Installations for the Sales Year ending on 31 March 2012;

“2012 Target”	means 66,000 Units;

“2013 Fee”	means an amount of US$5,000,000 (five million US dollars);

“2013 Installations”	means the Annual Installations for the Sales Year ending on 31 March 2013;

“2013 Target”	means 78,000 Units;

“2014 Fee”	means an amount of US$7,000,000 (seven million US dollars);

“2014 Installations”	means the Annual Installations for the Sales Year ending on 31 March 2014;

“2014 Target”	means 90,000 Units;

“Annual Installations”	means, in respect of any Sales Year, the number of Units installed by the Group during such year;

“Auditor”	means the auditor of the Company from time to time;

“Board”	means the board of directors of the Company;

“Business”	means the current automotive-based telematics business of the Group;

“Confidential Information”	means all information (whether written or in electronic form) concerning the business affairs of the Company, including the Group Data;

“Fees”	means the 2012 Fee, the 2013 Fee, the 2013 Catch-Up Fee, the 2014 Fee, and the 2014 Catch-Up Fee payable in accordance with the provisions of Clause 5;

“G Committee”	means a committee comprised of the Consultants and certain individuals that the Company may designate from time to time;

“Group”	means the Company and each subsidiary of the Company;

“Group Data”	means all data, information, text, drawing, diagrams, images or sound embodied in any electronic or tangible medium, and which is supplied or in respect of which access is granted to the Consultant or any Covenantor by the Group pursuant to this Agreement;

“Group Employees”	means, collectively, officers, directors and employees of the Group.

“Party”	means the Company, on one hand, and the Consultant and Covenantors, on the other hand.

“Restricted Period”	means the period beginning on the Effective Date and ending on 31 March 2014;

“Sales Year”	means each of the years ending:

(i) 31 March 2012;

(ii) 31 March 2013; and

(iii) 31 March 2014;

“Services”	means the services described in Schedule 2 and any other services performed by the Consultant on behalf of the Group;

“subsidiary”	has the meaning assigned to such term pursuant to section 155 of the Companies Act 1963;

“Territory”	worldwide; and

“Units”	means installed GPS-enabled devices.

1.2	Except where the context requires otherwise the singular includes the plural and vice versa; a reference to one gender includes all genders; words denoting persons include firms, incorporations and vice versa.

1.3	Headings are included in this Agreement for ease of reference only and shall not affect interpretation or construction.

1.4	References to clauses and schedules are, unless otherwise provided, references to clauses and schedules of this Agreement.

1.5	The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified.

2	The Services

2.1	The Consultant and Covenantors agree to perform their obligations set forth herein (including to supply the Services) in consideration of payment of the Fees (contingent upon those events set forth in greater detail in Clause 5) to Consultant and upon the terms and conditions of this Agreement.

2.2	The Services shall commence on the Effective Date and shall continue during the term of the Agreement, subject to termination as provided below.

3	Term and Termination

3.1	This Agreement shall take effect on the Effective Date and, unless otherwise terminated in accordance with the provisions of Clause 3.2, shall continue until 31 March 2014.

3.2	Either Party shall be entitled forthwith to terminate this Agreement by written notice to the other if:

(a)	that other Party commits any continuing or material breach or any of the provisions of this Agreement and in the case of such a breach which is capable of remedy fail to remedy the same within thirty (30) days after receipt of a written giving full particulars of the breach and requiring it to be remedied;

(b)	that other Party goes into liquidation (except for the purposes of amalgamation, reconstruction or other re-organisation and in such a manner that the company resulting from the re-organisation effectively agrees to be bound or to assume the obligations imposed on that other Party under this Agreement), or bankruptcy, insolvency or similar proceedings; or

(c)	that other Party ceases or threatens to cease to carry on business.

3.3	For the purpose of Sub-Clause 3.2(a) a breach shall be considered capable of remedy if the Party in breach can comply with the provision in question in all respects other than as to the time of performance (provided that the time of performance is not of the essence).

3.4	Any waiver by either Party of a breach of any provision of this Agreement shall not be considered as a waiver of any subsequent breach of the same or any other provision.

3.5	The rights to terminate this Agreement given by this Clause shall not prejudice any other right or remedy of either Party in respect of the breach concerned (if any) or any other breach.

4	Standard of Service

4.1	The Consultant shall ensure that the Services are performed by the Covenantors with due skill care and diligence and in an orderly and efficient manner.

4.2	The Consultant and the Company shall co-operate together to agree appropriate programmes for the provision of the Services.

4.3	The Consultant will comply with the reasonable requests of the Group in respect of the provision of the Services.

5	Fees

5.1	In consideration of and subject to the supply of the Services in accordance with the terms of this Agreement the Company or such other member of the Group as the Parties may agree from time to time (the “Payor”) shall pay to the Consultant contingent, performance based Fees in accordance with this Clause 5.

5.2	The Company shall pay, or procure that the Payor pays, the Fees as follows:

(a)	in the event that the 2012 Installations meet or exceed the 2012 Target, the Company or the Payor shall pay the 2012 Fee within 30 days of determination of the 2012 Installations in accordance with the provisions of Clause 5.3;

(b)	In the event that the 2013 Installations meet or exceed the 2013 Target Units, the Company or the Payor shall pay the 2013 Fee within 30 days of determination of the 2013 Installations in accordance with the provisions of Clause 5.3; provided, however, that if the 2012 Installations met or exceeded 3,000 Units less than the 2012 Target, but were less than the 2012 Target and the 2013 Installations exceed the 2013 Target Units, then the Company shall pay an additional fee (the “2013 Catch-Up Fee”) equal to (i) US$500 (five hundred dollars) multiplied by (ii) the excess (if any) of the 2013 Installations above the 2013 Target, provided that in no event will the 2013 Catch-Up Fee exceed US$3,000,000 (three million US dollars); provided, further, that such 2013 Catch-Up Fee shall be paid within 30 days of determination of the 2013 Installations in accordance with the provisions of Clause 5.3; and

(c)	In the event that the 2014 Installations meet or exceed the 2014 Target, the Company or the Payor shall pay the 2014 Fee within 30 days of determination of the 2014 Installations in accordance with the provisions of Clause 5.3; provided, however, that if the 2013 Installations met or exceeded 4,000 Units less than the 2013 Target, but were less than the 2013 Target and the 2014 Installations exceed the 2013 Target, then the Company shall pay an additional fee (the “2014 Catch-Up Fee”) equal to (i) US$625 (six hundred and twenty five dollars) multiplied by (ii) the excess (if any) of the 2014 Installations above the 2014 Target, provided that in no event will the 2014 Catch-Up Fee exceed US$5,000,000 (five million US dollars); provided, further, that such 2014 Catch-Up Fee shall be paid within 30 days of determination of the 2014 Installations in accordance with the provisions of Clause 5.3.

5.3	Within 90 days of the end of each Sales Year the Company shall procure that the Auditor provides a certificate to the Consultant certifying the Annual Installations amount for that year.

5.4	The Company shall provide the Consultant with such access to the books and records of the Group as the Consultant may reasonably request for the purposes of reviewing the determination of the Annual Installations for any particular Sales Year by the Auditor.

5.5	In the absence of manifest error, the certificate of the Auditor pursuant to clause 5.3 shall be final and binding for the purposes of determining the Annual Installations for the relevant Sales Year.

5.6	Payment of the Fees will be exclusive of value added tax or any other applicable sales tax (“VAT”), which shall be paid by the Company or the Payor in addition to the Fee upon receipt of a valid invoice, provided however that the Fees will be deemed to be inclusive of VAT if it is determined that VAT payable on the Fees is not recoverable by the Company or, if applicable, the Payor.

5.7	The Company shall use reasonable efforts to ensure that any VAT payable on the Fees is recoverable by the Company or, if applicable, the Payor, and shall give the Consultant the opportunity to advise the Company or Payor, in the event that the Company or Payor makes representations to the Revenue Commissioners of Ireland or any other relevant tax authority in this regard.

5.8	The Fees shall be paid in cleared funds to such bank account as the Consultant may nominate, free of any deduction, withholding or set off whatsoever.

5.9	The Company or the Payor will reimburse to the Consultant on demand all reasonable vouched costs and expenses properly incurred by the Consultant or the Covenantors in attending meetings of the G Committee (including reasonable travel and subsistence costs incurred in such attendance).

5.10	The G Committee will meet at least quarterly at such time and location (including telephonically) as may be agreed by G Committee representatives of both the Consultant and the Company.

5.11

Reference is hereby made to that certain Credit Agreement dated as of July 30, 2010 (as such agreement may be amended, restated, supplemented, replaced or otherwise modified from time to time, the “Credit Agreement”) by and among Fleetmatics USA Group Holdings, Inc., as the borrower, the Company, as Parent, the guarantors party thereto, D. E. Shaw Direct Capital Portfolios, L.L.C., a Delaware limited liability company, as a lender and in its capacity as agent (in such capacity, the “Agent”) and the lenders from time to time party thereto (the “Lenders”). Notwithstanding any provision herein to the contrary, neither (x) any Fee, cost or expense payable pursuant to Clause 5, including the 2012 Fee, the 2013 Fee, the 2013 Catch-Up Fee, the 2014 Fee, the 2014 Catch-Up Fee, and the costs and expenses incurred by the Consultant in rendering, or related to, services hereunder, nor (y) any other payment required under this Agreement (the “Payments”) shall be made or permitted or required to be made if, and to the extent that, the making of such payment is prohibited under the terms of the Credit Agreement by virtue of the fact that (i) a “Default” or “Event of Default” (each as defined in the Credit Agreement) has occurred and is continuing, (ii) such payment would cause a Default or an Event of Default, or (iii) after giving effect to such payment, the Company would not be in pro forma compliance with the financial covenants set forth in the Credit Agreement, and the Consultant shall promptly turn over any such payment received in violation of the Credit Agreement to the Company (or, if an Event of Default has occurred and is continuing, directly to the Agent); provided, however, that Payments may be made to Consultant in accordance with Clause 5.9 and further provided that the obligations of the Company and the Payor in respect of any Payments that would otherwise be due and payable if not for the existence of the Credit Agreement shall not be extinguished by this Clause 5.11 and (A) such Payments shall be enforceable by the Consultant in the event that the relevant Defaults and/or Events of Default, potential Defaults and/or Events of Default and/or non-compliance are cured by the Company (and are otherwise permitted and required to be paid hereunder), and (B) the Consultant will rank equally with the unsecured creditors of the Company and/or Payor, as applicable (other than the Agent and the Lenders to the extent they have become unsecured creditors of the Company), in respect of any such Payments in the event of a liquidation or winding up of the Company and/or the Payor. Until repayment in full of all Obligations (as defined in the Credit Agreement) and termination of all commitments to lend under the Credit Agreement, this Clause 5.11 shall not be modified without the express written consent of the Agent. The parties hereto acknowledge and agree that each of (i) the Agent (on behalf of the Lenders) and (ii) the Lenders under the Credit Agreement shall be entitled to rely on and enforce the agreements set forth in this Clause 5.11 and shall be a third party beneficiary of this Clause 5.11.

5.12	In the event that the Company (a) acquires (or is acquired by) any entity (or division thereof) or business, (b) makes any material investment in another Person (whether through the acquisition of assets, joint venture, equity acquisition, merger, consolidation or otherwise), or (c) engages in any other business combination relating to the Company or any of its subsidiaries, the parties hereto shall in good faith negotiate upward revisions to each of the 2012 Target, the 2013 Target and the 2014 Target (to the extent such target measures a Sales Year that has not yet ended).

6	The Company’s Obligations

6.1	The Company hereby warrants and represents to the Consultant that it will co-operate with the Consultant and provide the Consultant with such information and assistance as the Consultant may reasonably require in order to enable the Consultant to duly and punctually comply with its obligations under this Agreement.

7	Non-compete and Non-solicitation

7.1	As further consideration for the Company entering into this agreement and agreeing to pay, or procure payment of, the Fees, the Consultant and the Covenators each hereby jointly and severally covenant and undertake to the Company that they shall not during the Restricted Period (otherwise than on behalf of the Company pursuant to this Agreement) either as principal, partner, agent, employee, director or otherwise howsoever either directly or indirectly:

(a)	carry on or assist in carrying on within the Territory any of the businesses comprised in the Business other than as a passive holder of no more than 3% of shares or debentures of a company listed on a recognised securities exchange; or

(b)	solicit a Company Group Employee; provided, that the foregoing shall not prohibit a general solicitation to the public of general advertising or similar methods of solicitation by search firms not specifically directed at Company Group Employees.

7.2	The Company confirms and agrees that the provisions of the letter dated 30 July 2010 (as amended) from the Company to the Covenantors concerning the handheld business of the Company shall continue to apply with full force and effect and shall not in any way be diminished or undermined by this Agreement, and the provisions of Clause 7.1 shall be construed accordingly.

8	Confidentiality

8.1	The Consultant and the Covenators each hereby jointly and severally undertake to the Company to:

(a)	keep confidential all Confidential Information;

(b)	treat Confidential Information with the same degree of care that it uses for its own confidential information;

(c)	not, without the prior written consent of the Company, disclose Confidential Information in whole or in part to any other person save those of its employees, agents and sub-contractors involved in the provision of the Services and who need to know the Confidential Information in question;

(d)	use the Confidential Information in connection with the provision of the Services and not for its own benefit or the benefit of any third party;

(e)	without prejudice to the generality of the foregoing, none of the Consultant, the Covenantors, nor any person engaged by them whether as a servant or consultant or otherwise shall directly or indirectly use Confidential Information for solicitation of business from the Company or any affiliate of the Company.

8.2	The Consultant and the Covenators each hereby jointly and severally undertake to the Company to make all relevant employees and sub-contractors aware of the confidentiality of the Confidential Information and the provision of this Clause 8 and, without limitation to this Clause 8 to take all such steps as shall from time to time be necessary to ensure compliance with its employee, agents and sub-contractors with the provision of this Clause 8 and indemnify the Company against any breach of this Clause 8.

8.3	The provision of this Clause 8 shall not apply to any information which:

(a)	becomes public knowledge other than by breach of this Clause 8;

(b)	is in the possession of the receiving party without restriction in relation to disclosure before the date of receipt from the disclosing party;

(c)	is received from a third party who lawfully acquired it and who is under no obligation with restricting its disclosure; or

(d)	is required to be disclosed by law.

8.4	Nothing in this Clause shall be deemed or construed to prevent the Consultant from disclosing any Confidential Information obtained from the Consultant to any consultant, contractor or other person engaged by the Consultant in connection herewith provided that the Consultant shall have obtained from the consultant, contractor or other person a signed Confidentiality undertaking on substantially the same terms as are contained in this Clause 8.

9	Consequences of Termination

9.1	Upon termination of this Agreement (including expiration of this Agreement upon 31 March 2014 for any reason:

(a)	(1) if this Agreement has not been materially breached by the Consultant or any Covenantor, the Company shall continue to have the obligation to make payments of, or procure that the Payor makes payment of, the Fees, if any, to the Consultant in accordance with the terms of this Agreement; or (2) if the Company or the Payor has paid any Fees in advance the Consultant shall repay all such Fees other than those determined by court of competent jurisdiction to be rightfully owed to the Consultant in accordance with this Agreement;

(b)	the Consultant shall render reasonable assistance to the Company if requested to the extent reasonably necessary to effect an orderly hand-over of the Services to the Company or a replacement Consultant such that the Services can be carried on with a minimum of interruption and inconvenience to the Company. The Company shall reimburse the Consultant for such assistance at market rates then prevailing for customers of the Consultant for the same or similar Services;

(c)	subject as otherwise provided in this Agreement neither Party shall have any further obligation to the other under this Agreement; provided, however, that the rights and obligations set forth in Clauses 7, 8, 9, 10, 11, 12, 13, 14, 15, 16, 17, 18, 19 and 20 shall survive such termination indefinitely (or, in the cases of Clauses 7 and 8, through the expiration of the Restricted Period); and

(d)	the Consultant shall return to the Company all Confidential Information and Group Data.

10	Ownership of Confidential Information

10.1	The Consultant acknowledges that Confidential Information and all rights of whatever nature in or in relation to it shall at all times be and remain the sole property of the Group.

10.2	The Company and the Consultant shall each take reasonable precautions (having regard to the nature of their other respective obligations under this Agreement) to preserve the integrity of the Group Data and prevent any corruption or loss of Group Data.

11	Severability

In the event that any of the terms, conditions or provisions of this Agreement, or any part thereof, should be determined to be invalid, unlawful or unenforceable, such term, condition or provision, or such part thereof, shall be severed from the remaining terms, conditions and provisions which will continue to be valid to the fullest extent permitted by law.

12	Binding on Successors

This Agreement shall be binding upon and enure to the benefit of the respective parties hereto and their respective personal representatives, successors and permitted assigns.

13	Assignment

This Agreement shall not be assignable in whole or in part by either Party except with the prior written consent of the other Party; provided, however, that the Company may assign this Agreement to any member of the Group without the prior written consent of the Consultant; provided, further, that no assignment shall limit the assignor’s obligations hereunder.

14	Variation

No variation of this Agreement shall be valid unless it is in writing and signed by or on behalf of each of the parties.

15	Whole Agreement

This Agreement contains the whole agreement between the parties relating to the transactions provided for in this Agreement and supersedes all previous agreements between such parties in respect of such matters and each of the parties to this Agreement acknowledges that in agreeing to enter into this Agreement it has not relied on any representations or warranties except for those contained in this Agreement.

16	No Partnership

This Agreement shall not constitute or create a partnership between the parties or between either Party.

17	Waiver, Release and Remedies

17.1	A waiver by either Party of any breach by the other Party of any of the terms, provisions or conditions of this Agreement or the acquiescence of either Party in any act (whether of commission or omission) which but for such acquiescence would be a breach as aforesaid shall not constitute a general waiver of such term, provision or condition or an acquiescence to any subsequent act contrary thereto.

17.2	Any remedy or right conferred upon either Party for breach of this Agreement shall be in addition to and without prejudice to all other rights and remedies available to it whether pursuant to this Agreement or otherwise provided for by law.

17.3	No failure or delay by either Party in exercising any claim, remedy, right, power or privilege under this Agreement shall operate as a waiver nor shall a single or partial exercise of any claim, remedy, right, power or privilege preclude any further exercise thereof or the exercise of any other claim, remedy, right, power or privilege.

18	Notices

Any notice or other communication whether required or permitted to be given hereunder shall be given in writing and shall be deemed to have been duly given if delivered by hand or if transmitted by fax or sent by prepaid registered post addressed to the Party to whom such notice is to be given at the address set out for such Party herein (or such other address as such Party may from time to time designate in writing to the other Party hereto in accordance with the provisions of this Clause 18). Any such notice shall be deemed to have been duly given if delivered by hand at the time of delivery, if transmitted by fax at the time of termination of the transmission and if sent by prepaid registered post as aforesaid forty eight hours (48) after the same shall have been posted.

19	Governing Law and Jurisdiction

This Agreement shall be governed by and construed in accordance with the laws of Ireland and the parties hereby agree to submit to the exclusive jurisdiction of the Irish Courts.

20	Counterparts

The Agreement may be executed in any number of counterparts and by different parties to this Agreement and separate counterparts each of which are executed and delivered shall constitute an original and all such counterparts together constituting but one and the same instrument.

21	Costs

The Company shall pay all reasonable expenses incurred by Consultant in connection with the negotiation of this Agreement. Save as aforesaid the parties shall pay all their own costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement.

[signature pages follow]

In witness whereof this Agreement has been executed the day and year first before written.

Signed for and on behalf

of Privia Enterprises Limited

by	Martin Scully	/s/ Martin Scully
	and Kenneth Keating	/s/ Kenneth Keating

Signature Page to Management Services Agreement

Signed for and on behalf

of Fleetmatics Group Limited

by	Kenneth Keating	/s/ Kenneth Keating

Signature Page to Management Services Agreement

Signed and Delivered

by the said Bill Beamish	/s/ Bill Beamish

in the presence of:

Signature of witness: /s/ Laura Kelly

Name: Laura Kelly

Address:

Occupation:

Signed and Delivered

by the said William McCabe	by his lawful attorney Martin Scully /s/ Martin Scully

in the presence of:

Signature of witness: /s/ Laura Kelly

Name: Laura Kelly

Address:

Occupation:

Signed and Delivered

by the said Kenneth Keating	/s/ Kenneth Keating

in the presence of:

Signature of witness: /s/ Laura Kelly

Name: Laura Kelly

Address:

Occupation:

Signature Page to Management Services Agreement

Schedule 1

The Covenantors

Bill Beamish of Palo Alto, Ballybride, Rathmichael, County Dublin

William McCabe of Lis Na Carraig, Brighton Road, Foxrock, Dublin 18

Kenneth Keating of The Acorns, 45 Castlepark Road, Dalkey, County Dublin

Schedule 2

Services

The Consultant shall provide the services of the Covenantors to sit on the G Committee.

SETTLEMENT AND RELEASE AGREEMENT

THIS SETTLEMENT AND RELEASE AGREEMENT (this “Settlement Agreement”) is made and entered into as of the 20th day of August, 2012, by and between Fleetmatics Group Limited, an Irish corporation with its principal place of business in Dublin, Ireland, on behalf of itself and each and all of its parents, subsidiaries or affiliated corporations or other entities, wherever located, and each and all of their predecessors, successors and assigns, and each of its direct and indirect predecessors, successors and assigns (hereinafter collectively referred to as “Company”), Privia Enterprises Limited, an Irish corporation with its principal place of business in Dublin, Ireland, and each of its direct and indirect predecessors, successors and assigns (hereafter collectively referred to as “Privia”), and the persons listed in Schedule 1 of the Management Services Agreement dated November 23, 2010 (the “Covenantors”). Privia, the Company, and the Covenantors are also referred to in this Settlement Agreement individually as a “Party” and collectively as the “Parties.”

WHEREAS, the Parties entered into a Management Services Agreement on November 23, 2010 (the “MSA”);

WHEREAS, in exchange for Services (as defined in the MSA) to be performed by Privia, the MSA provides for payments by the Company to Privia of up to Fifteen Million Dollars (USD $15,000,000.00) based on certain criteria set forth in Section 5.2 of the MSA;

WHEREAS, the Parties agree that it is in their mutual interests to reach agreement on the payments from the Company to Privia set forth in Section 1 below and thereafter terminate the MSA and confirm the complete settlement of the Company’s, Privia’s and the Covenantors’ past, present and future obligations under the MSA.

NOW THEREFORE, for and in consideration of the agreements hereinafter set forth, the payment to Privia set forth in Section 1 below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby covenant and agree as follows:

1.	Agreed Payments. The Company agrees to pay, on behalf of its affiliates Fleetmatics Inc. and Fleetmatics UK Limited (“the Affiliates”), Privia the sum of Seven Million Seven Hundred Fifty Thousand United States Dollars (USD $7,750,000.00) (the “Settlement Amount”). Three Million United States Dollars (USD $3,000,000.00) of the Settlement Amount shall be in full payment of the Company’s obligation under Section 5.2(a) of the MSA, and the remaining Four Million Seven Hundred Fifty Thousand United States Dollars (USD $ 4,750,000.00) of the Settlement Amount shall be in full and complete settlement of the Company’s potential obligations under Sections 5.2(b), and Privia agrees to waive any entitlement to future payments under the MSA, including under Section 5.2(b) and 5.2(c). Such payment shall be made by the Company to Privia in a lump sum by wire transfer within five (5) business days of execution of this Settlement Agreement.

1(b)	Privia has provided invoices in respect of services rendered to the Affiliates as required under the MSA, broken down as follows:

	Fleetmatics Inc.	Fleetmatics UK Limited	Total
Year Ended 31 March 2012	$2,756,282	$243,718	$3,000,000
Year Ended 31 March 2013	$4,430,695	$319,305	$4,750,000

2.	Mutual Release. In full and complete settlement of any and all claims which Privia or any of the Covenantors has had, now has, or may in the future have against the Company, and any and all claims which the Company has had, now has, or may in the future have against Privia or the Covenantors arising out of acts occurring on or before the date of this Settlement Agreement as it relates to the MSA, and in consideration of all of the covenants, terms, and conditions contained herein. The Parties each unconditionally and irrevocably release, waive and forever discharge each other, together with each of their respective predecessors, successors, heirs, assigns, parents, subsidiaries, affiliates, directors, officers, partners, employees, agents, representatives and attorneys (collectively, the “Released Parties”), from: (a) any and all liabilities, obligations, duties, promises, responsibilities, fees, or indebtedness of any kind as they relate to the MSA; and (b) all claims, offsets, causes of action, suits or defenses of any kind whatsoever (if any), which the Parties might otherwise have against each other and the Released Parties, as it relates to the MSA, in either case (a) or (b) on account of any agreement, contract, understanding, promise, condition, act, omission, event, liability, obligation, indebtedness, claim, cause of action, defense, circumstance or any other matter of any kind which existed, arose or occurred at any time from the beginning of the world to the execution of this Settlement Agreement, whether direct or indirect, known or unknown, disclosed or undisclosed, matured or not matured, discovered or undiscovered, or contemplated or not contemplated as it relates to the MSA. This Mutual Release herein described shall not include any release, waiver or discharge for any future liability, obligation, duty, promise, responsibility, fee, or indebtedness not related to the MSA or any future claim, offset, cause of action, suit, or defense not related to the MSA, but it is intended to waive and release all claims, including future claims, arising under or on the termination of the MSA.

3.	Termination of the MSA. Upon execution of the Settlement Agreement, the MSA shall immediately terminate, and Privia and the Covenantors shall be released from any obligation to perform services to the Company pursuant to the MSA.

4.	Covenant Not to Sue. The Parties each agree and covenant not to sue the other nor any Released Party based upon any claim, cause of action, or alleged wrong, of any kind or nature, whether known or unknown, arising prior to the date both parties executed this Settlement Agreement as it relates to the MSA, except for the sole and exclusive purpose of enforcing the terms of this Settlement Agreement.

5.	Settlement Is Not an Admission. The Parties understand and agree that the terms of this Settlement Agreement, and the settlement provided for herein, are intended to compromise disputed claims and defenses, to avoid litigation, and to buy peace, and that this Settlement Agreement and the settlement provided for herein shall not be construed or be viewed as an admission by any Party of liability or wrongdoing, such liability being expressly denied. This Settlement Agreement, and the settlement provided for herein, shall not be admissible in any lawsuit, administrative action, or any judicial or administrative proceeding if offered to show, demonstrate, evidence, or support a contention that any of the Parties acted illegally, improperly, or in breach of law, contract, or proper conduct.

6.	Mutual Representations and Warranties. In order to induce the other to enter into this Settlement Agreement, each Party represents and warrants as follows:

a.	It has full right, power and authority to enter into this Settlement Agreement and perform its obligations hereunder, and this Settlement Agreement will not violate any provision of law, indenture or agreement to which it is bound;

b.	The execution, delivery and performance of this Settlement Agreement have been duly authorized by all necessary action on its part; and

c.	The persons who have executed this Settlement Agreement on its behalf have been duly authorized to do so by all necessary action on its behalf.

7.

Confidentiality. The Parties mutually intend that the transactions contemplated by this Settlement Agreement be confidential. Accordingly, no Party shall disclose (except as otherwise set forth herein, or (a) in the event of subsequent litigation concerning enforcement of the terms of this Agreement, or (b) as required by law or the rules of any securities exchange upon which the securities of any Party may be listed including, without limitation, requirements with respect to filings with regulatory agencies and with respect to disclosures to existing and prospective investors, or (c) as required by a person or entity in response to a valid subpoena or court order requiring production of this Settlement Agreement or disclosure of its terms to such person or entity) or publicize the existence of this Settlement Agreement or any of the terms hereof (financial or otherwise), except with the express written consent of the other Parties as to the contents and manner of presentation. Notwithstanding any provision hereof to the contrary however, the Parties may disclose the existence of this Settlement Agreement or any of the terms hereof (financial or otherwise) to accountants, attorneys, consultants, insurers, shareholders, or anyone to whom such disclosure is required by, or necessary for compliance with, state or federal law or regulations or other legal obligations.

8.	Governing Law. The validity, enforceability, construction, and interpretation of this Settlement Agreement shall be governed by the laws of Ireland, without regard to any choice-of-law or conflict-of-law rules. Each party irrevocably waives their rights, if any, to have the laws other than laws of Ireland apply to this Settlement Agreement.

9.	Dispute Resolution. Any dispute arising out of or related to this Settlement Agreement, or any breach or alleged breach hereof, shall be submitted to the exclusive jurisdiction of the Irish Courts. Each party hereto irrevocably waives their respective rights, if any, to have any disputes between the Parties arising out of or related to this Settlement Agreement decided in any jurisdiction or venue other than the Irish Courts.

10.	No Waiver. No Party shall be deemed to have consented to or waived any provision of this Settlement Agreement unless any purported consent or waiver is expressly set forth in writing and signed by such Party. No consent or waiver by any Party, express or implied, to or of any breach of any covenant, condition, or duty of the another Party shall be construed as a consent to or waiver of any subsequent breach of the same or breach of any other covenant, condition or duty.

11.	Agreement Binding on Successors. This Settlement Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.

12.	No Third-Party Beneficiaries. This Settlement Agreement does not confer any benefit, right or cause of action upon any person not a party hereto and is not intended to constitute a third-party beneficiary contract.

13.	Interpretation. This Settlement Agreement shall be deemed to have been drafted jointly by the Parties, and any rule that a document shall be interpreted against the drafter shall not apply to this Settlement Agreement.

14.	Severability. If any provision of this Settlement Agreement or the application thereof to any person or circumstance is held invalid, such invalidity shall not affect any other provision which can be given effect without the invalid provision or application, and to this end the provisions hereof shall be severable.

15.	Counterparts. This Settlement Agreement may be executed in any number of separate counterparts, each of which, when so executed and delivered, shall be deemed an original, but all of which, collectively and separately, shall constitute one and the same instrument. All signatures need not be on the same counterpart.

16.	Integration. This is an integrated Settlement Agreement and the terms and conditions set forth herein constitute the complete and exclusive agreement between the Parties hereto. The terms and conditions of this Settlement Agreement may not be contradicted by evidence of any prior or contemporaneous agreement.

17.	Modification. This Settlement Agreement may not be modified, amended, or extended except by a writing signed by all of the parties in interest at the time of the modification, amendment, or extension, which writing specifically references this Settlement Agreement.

18.	Default. In the event of a default of this Settlement Agreement by any party, the defaulting Party shall pay to the other parties all reasonable costs, including the other party’s reasonable legal fees and interest, incurred in connection with enforcing this Settlement Agreement or any judgment entered thereon, or relating thereto.

19.	Independent Review. The Parties certify that they have read the terms of this Settlement Agreement, that they have had the benefit of independent counsel and that they understand its terms.

IN WITNESS WHEREOF, the Parties have executed this Settlement Agreement as of the date first set forth above.

Given under the common seal of:

Privia Enterprises Limited

By:	/s/ Martin Scully Jack Hayes
Name:	Martin Scully Jack Hayes
Title:	Director

In the presence of:

/s/ Mary McCoy
Name:	Mary McCoy
Title:	Accountant

Given under the common seal of:

Fleetmatics Group Limited

By:	/s/ Stephen Lifshatz
Name:	Stephen Lifshatz
Title:	CEO

In the presence of:

/s/ Sharon Levine
Name:	Sharon Levine
Title:	Corporate Counsel

Signed and delivered by:

Bill Beamish

/s/ Bill Beamish
In the presence of:
Name of witness: Lorraine Kennedy
Signature: /s/ Lorraine Kennedy

Address:
Occupation:

Signed and delivered by:

William McCabe

/s/ William McCabe
In the presence of:
Name of witness: Lorraine Kennedy
Signature: /s/ Lorraine Kennedy

Address:
Occupation:

Signed and delivered by:

Kenneth Keating

/s/ Kenneth Keating
In the presence of:
Name of witness: Lorraine Kennedy
Signature: /s/ Lorraine Kennedy

Address:
Occupation: